Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports First Quarter 2012 Results

ALBANY, N.Y., (May 7, 2012) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the first quarter ended March 31, 2012. Results for the first quarter of 2012 include:

•
Net sales of $593 million compared to $660 million in the three-month period ended March 31, 2011 a decrease of 10 percent. The decline was primarily due to a decrease in volume and price, as well as a shift in product mix.

•
Operating loss of $(5) million versus operating income of $73 million in the three-month period ended April 3, 2011. First quarter 2012 operating loss reflected raw material inflation, lower volumes from softer global demand and product mix shift due to declines in certain higher-margin products.

•
Net loss attributable to Momentive Performance Materials Inc. of $(65) million compared to a net loss of $(3) million in the three-month period ended April 3, 2011, which reflected the same factors impacting operating loss.

•
Combined Adjusted EBITDA, excluding the impact of pro forma cost savings from the shared services agreement, of $55 million in the three-month period ended March 31, 2012 compared to $120 million in the three-month period ended April 3, 2011. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

“While we experienced lower volumes and Adjusted EBITDA in the first quarter of 2012 compared to the prior year, our sequential quarterly improvement demonstrates the beginning of a rebound from the lows of the fourth quarter,” said Craig O. Morrison, Chairman, President and CEO. “Our first quarter 2012 results reflected a shift in product mix as we continued to experience softer demand for higher-margin products in the Asia Pacific region, as well as declines in our quartz earnings.”

“In response, we have further enhanced our focus on reducing our cost structure, including steadily achieving savings from the shared services agreement with Momentive Specialty Chemicals Inc. (MSC). In the first quarter of 2012, we achieved $7 million in savings under the shared services agreement with MSC and we have realized approximately $47 million in synergy savings on a run-rate basis since the program began in late 2010. Beyond the cost saving initiatives with MSC, plans are in process for additional restructuring programs to further enhance our cost structure and better serve our customers.”

Summary Results

The following table sets forth net sales for the first quarter ended March 31, 2012.

	For the three-month period ended
	March 31, 2012	April 3, 2011
Net Sales by Segment
Silicones	$536	$572
Quartz	57	88
Total	$593	$660

Net sales in the three-month period ended March 31, 2012 were $593 million, compared to $660 million for the three-month period ended April 3, 2011, a decrease of 10 percent. The decrease was primarily due to a decrease in price and mix shift of $49 million and volume of $17 million.

Net sales for the Silicones segment in the three-month period ended March 31, 2012 were $536 million, compared to $572 million for the quarter-ended March 31, 2011, a decrease of 6 percent. The decrease was primarily due to a decrease in price and mix shift of $49 million, partially offset by an increase in volume of $14 million.

Net sales for the Quartz segment in the three-month period ended March 31, 2012 were $57 million, compared to $88 million for the three-month period ended April 3, 2011, a decrease of 35 percent. The decrease was due to lower volumes reflecting a downturn in demand for semiconductor capital goods.

Outlook

“As previously disclosed, we continued to see sequential improvement in our average daily order rate for our silicone products through March 2012 versus year-end 2011 levels,” Morrison said. “We believe that over time we will return to margins more in line with our historical results and that we are well-positioned for the long-term as we take actions to align our business for a gradual recovery that is expected to occur in 2012.”

“In addition to our focus on productivity, we remain committed to investing in the long-term growth of our specialty materials platform globally. We recently announced an additional investment in our Chennai, India site, completed our quartz expansion at our Newark, Ohio site and our other quartz expansion projects remain on track. Integration of a number of global Momentive Performance Materials and MSC research and development sites continues in an effort to accelerate our new product development pipeline, which we expect to help drive future growth.”

Refinancing Activities

In April 2012, Momentive Performance Materials incurred incremental term loans due May 2015 under its senior secured credit facilities in an aggregate principal amount of $175 million. Net consideration from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to extinguish approximately $178 million of existing term loans maturing December 2013, effectively extending the Company's debt maturity profile. The refinancing was executed by the Company's wholly owned subsidiary Momentive Performance Materials GmbH, the German Borrower under its senior secured credit facilities.

Liquidity and Capital Resources

At March 31, 2012, Momentive Performance Materials had $3.0 billion of long-term debt compared to $2.9 billion of long-term debt at December 31, 2011. In addition, at March 31, 2012, Momentive Performance Materials had $378 million in liquidity including $122 million of cash and cash equivalents and $256 million of borrowings available under our senior secured revolving credit facility.

At March 31, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, including available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the foreseeable future.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss first quarter ended 2012 results on Monday, May 7, 2012, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-770-7051
International Participants: 617-213-8064
Participant Passcode: 13829105

Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com. A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on May 7, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 77420174. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of March 31, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures, however, are subject to exceptions, including exceptions that permit indebtedness under our senior secured credit facilities. On March 31, 2012, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources.
EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

		Fiscal three-month period ended		Last twelve months ended
		March 31, 2012	April 3, 2011†	March 31, 2012
		(dollars in millions)
Net loss attributable to Momentive Performance Materials Inc.		$(65)	$(3)	(203)
Gain on extinguishment of debt		—	—	(7)
Interest expense, net		62	64	254
Income taxes		—	12	15
Depreciation and amortization		46	50	193
EBITDA		43	123	252
Noncontrolling interest	(a)	—	—	1
Restructuring and non-recurring	(b)	9	5	39
Pro forma cost savings	(c)	4	—	6
Non cash and purchase accounting effects	(d)	(3)	(9)	9
Exclusion of Unrestricted Subsidiary results	(e)	(5)	(7)	(20)
Management fee and other	(f)	2	1	7
Pro forma savings from Shared Services Agreement	(g)	10	11	27
Adjusted EBITDA		$60	$124	321
Inclusion of Unrestricted Subsidiary results		5	7	20
Combined Adjusted EBITDA		$65	$131	341
Combined Adjusted EBITDA excluding pro forma savings from the Shared Services Agreement		$55	$120	314

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$901
Senior Secured Leverage Ratio for the twelve-month period ended March 31, 2012		2.81
____________________

† The earthquake and tsunami on March 11, 2011 and related events reduced first quarter 2011 results.  Adjusted EBITDA and Combined Adjusted EBITDA for the fiscal three-month period ended April 3, 2011 were negatively impacted by $9 million related to these events.

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.

(b)	Relates primarily to restructuring and other costs.

(c)
Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions and indirect cost savings. For the fiscal three-month period ended March 31, 2012, estimated cost savings include facility rationalizations and headcount reductions.

(d)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment charges. For the fiscal three-month period ended March 31, 2012, non-cash items include unrealized foreign currency exchange loss of $3 million. For the fiscal three-month period ended April 3, 2011, non-cash items include unrealized foreign currency exchange loss of $9 million.

(e)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(f)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(g)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.
About Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts

Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)
CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended
	March 31, 2012	April 3, 2011
Net sales	$593	$660
Costs and expenses:
Cost of sales, excluding depreciation	425	417
Selling, general and administrative expenses	100	95
Depreciation and amortization expenses	46	50
Research and development expenses	18	20
Restructuring and other costs	9	5
Operating (loss) income	(5)	73
Other income (expense):
Interest expense, net	(62)	(64)
Other income, net	3	—
(Loss) income before income taxes and losses from unconsolidated entities	(64)	9
Income taxes	—	12
Loss before losses from unconsolidated entities	(64)	(3)
Losses from unconsolidated entities	(1)	—
Net loss	(65)	(3)
Net income attributable to the noncontrolling interest	—	—
Net loss attributable to Momentive Performance Materials Inc.	$(65)	$(3)

Condensed Consolidated Balance Sheets (Dollar amounts in millions) (Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$122	$203
Accounts receivable (net of allowance for doubtful accounts, of $3 at March 31, 2012 and December 31, 2011, respectively)	327	315
Due from affiliates	8	8
Inventories	413	394
Prepaid expenses	11	14
Deferred income taxes	9	10
Other current assets	49	49
Total current assets	939	993
Property and equipment (net of accumulated depreciation and amortization of $858 and $825 at March 31, 2012 and December 31, 2011, respectively)	1,067	1,084
Other long-term assets	88	89
Deferred income taxes	25	25
Intangible assets (net of accumulated amortization of $229 and $219 at March 31, 2012 and December 31, 2011, respectively)	532	542
Goodwill	423	432
Total assets	$3,074	$3,165
Liabilities and Deficit
Current liabilities:
Trade payables	$316	$312
Short-term borrowings	5	3
Accrued expenses and other liabilities	157	162
Accrued interest	48	62
Due to affiliates	11	15
Accrued income taxes	6	2
Deferred income taxes	20	19
Current installments of long-term debt	36	36
Total current liabilities	599	611
Long-term debt	2,914	2,895
Other liabilities	51	51
Pension liabilities	295	292
Deferred income taxes	47	52
Total liabilities	3,906	3,901
Commitments and contingencies
Deficit:
Common stock	—	—
Additional paid-in capital	605	605
Accumulated deficit	(1,634)	(1,569)
Accumulated other comprehensive income	197	228
Total Momentive Performance Materials Inc.'s deficit	(832)	(736)
Noncontrolling interests	—	—
Total deficit	(832)	(736)
Total liabilities and deficit	$3,074	$3,165

MOMENTIVE PERFORMANCE MATERIALS INC. Condensed Consolidated Statements of Cash Flows (Unaudited) (Dollar amounts in millions)
	Fiscal three-month period ended
	March 31, 2012	April 3, 2011
Cash flows from operating activities:
Net loss	$(65)	$(3)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	46	50
Amortization of debt discount and issuance costs	4	4
Deferred income taxes	(3)	9
Losses from unconsolidated entities	1	—
Changes in operating assets and liabilities:
Accounts receivable	(12)	(29)
Inventories	(20)	(46)
Due to/from affiliates	(7)	(4)
Accrued income taxes	3	(1)
Prepaid expenses and other assets	6	(10)
Trade payables	6	4
Accrued expenses and other liabilities	(19)	34
Pension liabilities	5	3
Net cash (used in) provided by operating activities	(55)	11
Cash flows from investing activities:
Capital expenditures	(20)	(18)
Purchases of intangible assets	(1)	(1)
Net cash used in investing activities	(21)	(19)
Cash flows from financing activities:
Debt issuance costs	—	(5)
Increase (decrease) in short-term borrowings	2	(2)
Proceeds from long-term debt	25	37
Payments of long-term debt	(29)	(55)
Net cash used in financing activities	(2)	(25)
Decrease in cash and cash equivalents	(78)	(33)
Effect of exchange rate changes on cash	(3)	(11)
Cash and cash equivalents, beginning of period	203	254
Cash and cash equivalents, end of period	$122	$210